Exhibit 99.1

Conference Call Transcript

CRB - Q2 2007 American Community Newspapers Inc Earnings Conference CallEvent Date/Time: Aug. 13. 2007 / 4:30PM ET

CORPORATE PARTICIPANTS

 Gene Carr

 American Community Newspapers Inc. - Chairman and CEO

 Dan Wilson

 American Community Newspapers - VP and CFO

CONFERENCE CALL PARTICIPANTS

 Michael McNulty

 Context Capital - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the American Community Newspapers second quarter 2007 operating performance teleconference call.

(OPERATOR INSTRUCTIONS)

The call today contains forward-looking statements concerning the outlook for ACN and future business conditions. These statements are based on currently available information and involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements, depending on the factors described under risk factors and the Company's definitive proxy statement, dated June 15, 2007, and reflected in our more recent reports filed with the SEC.

Forward-looking statements made on this call and webcast, the archived version of the webcast and any transcripts of this call are only made as of this date, August 13, 2007. The call and webcast today includes discussion of financial information defined as non-GAAP financial measures by the Securities and Exchange Commission, including EBITDA and newspaper cash flow. Reconciliations for these non-GAAP financial measures are available on ACN's website, www.acnpapers.com.

With that, I will now turn the call over to Gene Carr, Chairman and Chief Executive Officer of American Community Newspapers Incorporated.

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 Thank you, and good afternoon and welcome to our first conference call as a public company. I would remind everyone that as of today it's our 44th day as a public company, and we are excited.

Please note that the results presented today are pre-acquisition and are provided for informational purposes supplemental to Courtside's filings. While we are not required, management recognize the importance of clear communications with our investors. The Company will file a full and complete 10-Q and full financials beginning with the third quarter ending 9/30/07.

I think before we get into a lot of the second-quarter earnings and results for American Community Newspapers it's important I think to go back and look at the Courtside acquisition with American Community Newspapers.

An asset purchase agreement was entered into on January the 25th of 2007 through Courtside, which was a SPAC, a special purpose acquisition corporation. The previous ownership of American Community Newspapers was Wachovia Capital Partners and Spire Capital Partners, and this transaction after a number of months of going through SEC review, road show presentations, was completed on the 1st of July, and as a result of that we've been operating for the past 44 days as a public company.

We are excited to be public. We see tremendous opportunities to continue to grow our Company. More importantly, we think our ability to leverage the stock and the accessibilities to public markets to advance the acquisition strategy is a significant one as part of our growth strategy.

We've been able historically to both grow the business organically and through acquisitions. During the past 24 months, there's been five acquisitions previously that now make up the clusters of four of American Community Newspapers.

Our second quarter revenue and EBITDA performance. Our EBITDA performance, significantly ahead of in-line outlook provided by Courtside in May, and that was before the Columbus acquisition. And we're well ahead of the industry as a whole.

Our revenue growth was affected by a generally soft ad revenue environment, and a tough year-over-year comp. As we went back and looked at Q2 and we looked at Q2 growth in '06 versus '05, we had the strongest quarter of growth in '06, and that growth was over 12.5% growth from Q2 of '06 versus Q2 of '05.

There were several things that made up the revenue mix and the change in the business. I would add that the Columbus acquisition that was made in May changed the overall revenues of American Community Newspapers by 40% as part of this ad acquisition on an annual basis.

As part of the Columbus acquisition in the way that historically that they have looked at revenue and categorize them, as an example, they categorize only retail advertising as one category and classified as one category. So this has really coupled the ability of the Company to look and break out revenue on a bucket-per-bucket by market and then be able to consolidate that, coupled with the fact that new systems were put into Minnesota and in Northern Virginia.

So, as a result of that, we will not be breaking out revenue by bucket as an example for auto and real estate. I would add that when we look at these historically, based upon the comps that we have, although there aren't any comps for Columbus, materially the numbers are vastly off and that's the reason why we feel like we can't break out the buckets, nor will we.

Our EBITDA gain's driven by cost controls put in place by management, and to a lesser extent we obviously had favorable newsprint pricing. EBITDA margin expansion expected in the second half of the year is largely driven by anticipated cost reductions and synergies associated with our Columbus acquisition.

The continued strength of American Community Newspapers is based on a localized content. For those that we met with during the road show presentation, it is that content that makes American Community Newspapers very different from that of our competitors. We're not reporting on what's happening in Congress, what's happening in the stock market, what's happening in the war in Iraq or from a national standpoint.

But we continue to see the major metro daily newspapers and our competitors in our market continue to devote an abnormal amount of content to that. The content of American Community Newspapers in each of our over 100 publications is targeted and geared to cover local police departments, fire departments, local school districts and local city governments in each of these communities.

And, as a result of that, we have a virtual monopoly on collecting and disseminating that news, both in the printed 100 products of American Community Newspapers and through our vibrant websites. Our four markets continue to be suburban, outside the core cities, and they're very affluent.

Through the Belden research within Northern Virginia, our median household income is over $144,000, and in Dallas $80,000, and in Minneapolis, $70,000. ACN's clustering strategy, we believe, is not only unique to our Company, but it's unique to all newspapers.

As I look at some of our peers and competitors that talk about clusters within states or geographic areas, our clustering is designed, as an example, in Minnesota with our 44 newspapers to have 44 community weekly newspapers that surround the core cities of Minneapolis and St. Paul, with one inserting department, one printing department, one creative services department and one accounting department. And we're able to offer to advertisers a one-stop-shop if they're able to deal with one advertiser and one bill.

And we're able to have one accounting department and all the back shop that not only gives us synergies, but it helps us to be able to grow our revenues, coupled with growing great margins on an EBITDA standpoint.

We're uniquely different that we're a free controlled distribution model. Our penetration levels in all four of our markets are constant from audit period to audit period. Our circulation is a low percentage of revenue, which is currently only at 3.3%. It's that stable circulation base that we're able to offer to advertisers that affords us the unique ability to have high penetration levels in the most affluent zip codes of Columbus, Minneapolis-St. Paul, Northern Virginia and Dallas that makes us very unique and a compelling story to advertisers.

And, as a result of that, we have limited customer category concentration at this time of any one key category. We're primarily focused on local business and advertisers within each of our communities, and as an example we're able to offer multiple ROP zones, more so than any major metro daily, more multiple classified zones than any major metro daily within the competition that we face in our marketplace. We're having a growing Internet presence within each of our markets and we see the opportunity to continue to grow the national advertising business.

Our Columbus cluster acquisition, we have great publications, 22 weekly newspapers, the addition of a bridal magazine expo. Our integration is on schedule of bringing not only the staff and the reorganization of the sales department through a management restructuring and a focus on sales and cross-selling. The previous owner had no cross-selling platform whatsoever for the magazine division, the newspaper division and the alternative weekly there.

I am excited to report that in the second quarter, after this acquisition, that we hired Roy Biondi to be the Vice President of Columbus and our Group Publisher. Roy has a long and distinguished history with American Community Newspapers, that he was the one that led our Kansas City turnaround and ran our Kansas City cluster before we divested of that in 2005.

The focus on sales and cross-selling under Roy and his experience of having niche publications as well as newspapers, is well on schedule. Our expense cuts are on schedule and the redundancies of having multiple accounting departments, creative service departments and other departments is well underway, and Dan Wilson, our CFO, will discuss this in more detail.

Our growth strategy continues to be a strong organic growth strategy of driving ad sales through a disciplined approach to a number of outside sales calls and management and publishers riding with sales reps, market expansions of new publications. We launched in the second quarter a new weekly newspaper within the vibrant county of Loudon County in Northern Virginia, with a publication called Ashburn Today, and our growing Internet presence is driving more page views and more unique visitors through having localized content that's updated frequently throughout the day.

During Q2, American Community Newspapers made an investment in Suburban Newspapers of America, a national trade organization that represents non-major metro daily newspapers throughout America, and we're excited in the $100,000 investment that we made with some other 19 companies that varied in their investment. And this past Friday, a national press release was put out that named this national network called Local Point Media.

Local Point Media is focusing in on 14 ad categories to be able to present the top markets of suburban newspapers across the country. While I've been very pleased with our growth in the major national business, we also recognize that within four key markets that we're not able to offer all of the markets across the country to media buyers to make it an easier buy. And I think with our investment in this and putting community newspapers at the forefront through the network of Suburban Newspapers of America and this separate company, Local Point Media, I see tremendous growth going forward. It will provide more exposures to national advertisers, and, more importantly, it will simplify the ad placement process with one billing, one sales rep.

We continue to have in-cluster tuck-in opportunities of acquisitions within our four key markets. It provides the opportunity to continue to grow the synergies in that, being able to offer a wider network of advertising from the smallest advertiser up to the big box major national retailers.

Besides the new cluster opportunities in Columbus, we think, as we have said in the road show presentation, that attractive markets, demographics, suburban markets with non-union workplaces, and I will remind everyone that all of our employees are non-union, that we see tremendous opportunities like Columbus to add to our four clusters, to grow that beyond the markets that we're in. And we also see tremendous operating synergies and opportunities to drive sales going forward.

And at this time I'll turn the presentation over to Dan Wilson, Vice President and Chief Financial Officer of American Community Newspapers.

 Dan Wilson  - American Community Newspapers Inc. - VP and CFO

 Thank you, Gene, and good afternoon, everyone. To reiterate the comments and financial presentation in our press release today, the results we are discussing are for American Community Newspapers LLC, a private company which was acquired by Courtside Acquisition Corp., now known as American Community Newspapers Inc., on July 2, 2007.

These results will not be part of the American Community Newspapers Inc.'s, second quarter Form 10-Q, as the acquisition closed on July 2, 2007, after the end of the Company's second quarter. Beginning with our third quarter, which ends on September 30th, we will report a clean quarter with the acquired operating Company's results included for the full three months.

Total revenue for the second quarter was $18.1 million, an increase of 24.9% from a year ago. This increase is principally the result of the Columbus acquisition. On a same-property basis, excluding the Columbus acquisition, revenue decreased 2.8%. Also on a same-property basis, online advertising was up 47.8%, representing 3% of revenue, as compared to 1.9% of revenue for the 2006 period.

As Gene mentioned earlier, due to inconsistent revenue classifications and acquisitions, as well as recent billing system conversions in Minneapolis, Northern Virginia and Dallas, we are not currently reporting print advertising by segment and anticipate that we will be able to report on this basis within the next 12 months, as we cycle through the system integrations and standardizations.

Circulation revenue, which represented 3.1% of our same-property revenue in the quarter declined 5.3%. Total operating expenses for the second quarter, excluding corporate, depreciation and amortization, were $12.8 million, an increase of 24.5% from year ago. This increase also is principally the result of the Columbus acquisition.

On a same-property basis, excluding the Columbus acquisition, operating expenses decreased 6.8%. These decreases were principally the result of lower newsprint prices and labor savings resulting from fewer full-time equivalent employees during the second quarter of 2007.

In addition, we realized savings in our variable cost categories, principally production and sales related as a result of decreased business activity associated with our slight decline in revenue.

In anticipation of the softness in revenue we experienced in the second quarter, we took more-aggressive measures on cost controls, and which will continue to see the benefits for the remainder of the year.

We are a member of a newsprint and supply purchasing consortium, which represents the second-largest newsprint consumer in North America. We continue to see monthly per-ton declines in newsprint and are anxious to see how the announced September newsprint price increase is negotiated in light of weakening demand, mainly from large metro dailies, and the pending merger of Bowater and Abitibi.

Our labor and benefits cost as a percentage of revenue are approximately 37% and we do not have any labor unions within our operations. Newspaper cash flow for the second quarter, which is defined as EBITDA prior to corporate expense, was $5.4 million, an increase of 25.7% from a year ago.

This increase is principally the result of the Columbus acquisition. On a same-property basis, excluding the Columbus acquisition, newspaper cash flow increased 6.6%, resulting in a 32.3% operating margin, as compared to a 29.5% margin in 2006.

Corporate expense for the second quarter was $0.3 million, a decrease of 5.2% from a year ago. EBITDA for the second quarter was $5 million, an increase of 28.6% from a year ago. This increase is principally the result of the Columbus acquisition. On a same-property basis, excluding the Columbus acquisition, EBITDA increased 7.6%, resulting in a 29.9% margin as compared to a 27% margin in 2006.

We continue to operate a lean cost structure, as indicated by our newspaper cash flow and EBITDA margins, previously discussed. Our corporate overhead as a percentage of revenue is approximately 2.5% on a year-to-date basis. On a percentage of revenue basis, this will decline with the continuing effect of the Columbus acquisition, with such decline being offset by increases we'll experience being a public company.

Capital expenditures totaled $0.3 million for the quarter, compared to $0.1 million a year ago. On a year-to-date basis, capital expenditures totaled $0.4 million, as compared to $0.3 million a year ago. Our capital expenditures typically run about approximately 1.5% of our revenue.

At the beginning of the third quarter, we began to implement a large portion of the cost-savings initiatives we had planned for the Columbus acquisition. After realigning the operation from three distinct businesses, those being newspapers, magazines and specialty publications and commercial printing, we were able to eliminate approximately 45 positions as a result of duplicity of administrative functions and lack of cross training among the publications.

We have also been able to save over 10% per ton on newsprint pricing as a result of our purchasing power, and have implemented other cost savings initiatives consistent with our operations in Minneapolis, Dallas and Northern Virginia. We continue to believe that we can increase the newspaper cash flow margin in Columbus, which was 17.3% in 2006, to margins more indicative of our core operations.

As Gene mentioned, this will be one of the key contributors to continued margin expansion in ACN as we move through the next 12 months. We are also on track to reduce the purchase multiple to less than 10 times EBITDA within the first year of operations, which is consistent with the Courtside guidance given in May 2007 on this topic.

In connection with the acquisition of American Community Newspapers LLC on July 2, 2007, we borrowed $111.5 million of senior bank debt, with cash interest rates on the various tranches ranging from LIBOR plus 300 basis points to LIBOR plus 325 basis points. This loan does not begin to amortize until the third quarter of calendar 2008.

Currently, we have access to $14 million of undrawn revolver. In addition and in connection with the acquisition, we borrowed $30 million under a subordinated PIK interest facility, with accrued interest payable at maturity. The rate is currently at 15% and is subject to step-down based on total leverage.

We also issued approximately $4.2 million in preferred stock to help finance the dissenting votes. This preferred stock has a PIK coupon of 16.5%, which is also subject to step-downs based on leverage ratios. Subject to the acquisition and consideration of the buyout of the no votes, there are currently 14,623,445 shares of common stock outstanding.

As mentioned in our road show meetings earlier this year, our business generates substantial amounts of free cash flow, defined as EBITDA less capital expenditures, working capital, cash interest and cash taxes. As a result of the acquisition being a cash for assets purchase, we have a significant tax shield and do not anticipate being a cash taxpayer during the next four years.

This free cash flow affords us the opportunities to deleverage, make acquisitions, invest in our existing operations and to look at other capital structure alternatives. We will continually review our options with our board as we move forward and be opportunistic as the market allows us.

At this point, I'll turn the conference call back over to Gene.

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 Thanks, Dan. After an exhaustive process of becoming a public company, we are excited to continue to implement the business model. A team that's been together going back from 2001 and 2002, and continuing to both organically grow American Community Newspapers through driving top-line growth as well as through acquisitions. We plan to continue to implement the cost savings and sales strategy at Columbus, and, I might add, prior to our acquisition, through the previous ownership, the revenue declines in Columbus were significant, and we believe we have now arrested those and are beginning to move the Columbus revenue needle forward.

We see the opportunity and will continue to drive EBITDA margin expansion, and we have long-term optimism about American Community Newspapers and the prospects for local community papers remains very bright. It's a proven business model at American Community Newspapers, and I think it's one within the suburban industry that's beginning to catch the eyes of many.

We have a growing portfolio of leading publications that provides a continued platform for growth, of both local and national advertisers and the Internet. With paid circulation continuing to drop at all four of the major competitors we face in the market and in that across the country, our circulation of being stable offers the advertisers a very compelling story for both pre-print and zoned advertising, and we think that with the amount of calls that we're seeing through our major national account manager that the opportunity is a more compelling story as we go forward than it ever has been.

There's an attractive group of acquisitions, both in our existing market, and potential new clusters. I see a robust pipeline now of acquisitions out there that we continue to look at not only within market, but out of market. And I might add, also, within the five acquisitions that we've made within the last 24 months, three of the acquisitions we made by approaching owners that didn't use a broker and at that time were not even considering selling their newspapers.

And we see the opportunity for us to continue to visit with newspaper publishers, not only within our four markets, but other clusters that we've identified nationally.

So, at this time, I'm going to ask the operator to prepare us to answer questions at this point in time.

Operator?

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS)

And your first question comes from Michael McNulty with Context Capital.

 Michael McNulty  - Context Capital - Analyst

 Hi, Gene. Hi, Dan. Just wanted to drill down a little bit further into the same property sales decline. I think you said it was about 2.8%. Does that include Columbus on a pro forma basis, or is that 2.8% just your properties, prior to Columbus.

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 Michael, thanks for your question. The answer to your question is those were same-store American Community Newspapers sales. We didn't own Columbus for the entire second quarter.

 Michael McNulty  - Context Capital - Analyst

 Right. I didn't know if it was pro forma or not. So it's not pro forma, then.

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 No.

 Dan Wilson  - American Community Newspapers Inc. - VP and CFO

 No.

 Michael McNulty  - Context Capital - Analyst

 Okay, what happened there where the same-store sales or same-property sales were down so much? It sounds more than I would have thought.

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 Michael, there's a couple things. One, in April, we saw a change in the Easter sales from a year ago, coupled with the fact of weather conditions both in Northern Virginia, with a late winter storm, and in Minnesota. And we had a couple of major national advertisers -- not big box retailers but, as an example, Hewlett-Packard Company, that had rolled out a national color imaging campaign in our newspapers, both in Dallas and in Minneapolis, which account for over $100,000 of non-recurring business.

In the Courtside guidance of revenue that we had given, we knew that the April numbers were going to come out weak, but we saw nice, strong growth in June come back to the core business in both classified and retail.

 Michael McNulty  - Context Capital - Analyst

 Okay, so are you tracking now back to more normal levels. Do you think this was -- what did you say was April? Was it the timing of Easter, was it the weather, or both?

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 It was both.

 Michael McNulty  - Context Capital - Analyst

 So do you think that that will -- are you tracking more normally now in this quarter, do you think?

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 Well, one of the things that I do want to spend a moment talking about and then come back to answering your question is that from a guidance standpoint of providing for Q3 and Q4, both from revenue and EBITDA, we're not doing that at this time. And we're not doing it because of the Columbus acquisition. And, as I said earlier, Columbus and the change of the revenue mix increased the overall revenues of the Company by 40%.

We are seeing some very positive momentum in a number of revenue categories, early in Q3 that we were not seeing in Q2, to be more specific to your question.

 Michael McNulty  - Context Capital - Analyst

 Okay, and then with Columbus, you mentioned at the end there that Columbus revenue was down. It sounded like it was down a lot. What's happening there and how are you stabilizing that?

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 And thanks for the Columbus question. I think the biggest thing that we've done, Michael, is that we have changed the culture of the business. This was a good business, but it was not a revenue-focused business and making outbound calls, spending time with the publisher in the field and advertising directors and sales directors. There was more focus internally on this business, both from an editorial and a production side, which has always been the strength of this business. So we really focused the outbound calls in classified. We focused outside calls of 20 calls a day.

We're also -- for the first time ever there, our sales reps have the ability to sell the magazines, sell the newspapers and sell the alternative weekly as one package, which is something that they stayed totally away from previously, keeping the businesses separately from a cost standpoint, but also not taking the opportunity to do it from a sales standpoint.

And I also want to focus in on, once again, Roy Biondi. Roy has really changed the culture to a sales organization. I listened to Jeff Coolman, our Vice President of Sales and Marketing of the Company, but he's also our Senior Group Publisher in Minnesota, describe to an applicant the other day how we are a revenue-focused and revenue-driven Company.

And the applicant, and obviously I'm not at liberty to mention his name or company, talked about a big company and how he thought that they were revenue focused. And Jeff quickly jumped and says, I've worked for one of the biggest newspaper companies in America. We're revenue driven.

In those newspapers, editors and production people run newspapers like that. And, quite simply, that's exactly the way Columbus was run before. It was run by editorial people and it was run by production people. It wasn't a sales philosophy, and that's exactly what Roy's done, and that's why the revenue needle is changing in Columbus.

 Michael McNulty  - Context Capital - Analyst

 Okay, that's great. And then, last question, you had mentioned that Columbus had 17.3% margin. Was that EBITDA margin?

 Dan Wilson  - American Community Newspapers Inc. - VP and CFO

 Yes, that's correct, and that was information that was in the proxy and in the road show.

 Michael McNulty  - Context Capital - Analyst

 And then your EBITDA margin on your own properties is 29%?

 Dan Wilson  - American Community Newspapers Inc. - VP and CFO

 That's correct.

 Michael McNulty  - Context Capital - Analyst

 Is there anything that would lead you to believe that -- is there anything fundamentally different with Columbus that would suggest that you couldn't get somewhere up to what you folks are doing in your regular properties?

 Dan Wilson  - American Community Newspapers Inc.  - VP and CFO

 No, we don't see anything structurally or fundamentally different.

 Michael McNulty  - Context Capital - Analyst

 Okay, all right, that's fair. All right, thank you very much. I appreciate it.

 Dan Wilson  - American Community Newspapers Inc. - VP and CFO

 Sure, thank you.

 Michael McNulty  - Context Capital - Analyst

 Take care.

Operator

 And there are no further questions at this time. Mr. Carr, do you have any closing remarks?

 Gene Carr  - American Community Newspapers Inc. - Chairman and CEO

 I do. Thank you for the opportunity to discuss American Community Newspapers. Thank you for the opportunity for us to talk about Q2. We continue to be extraordinarily bullish on these four markets, Columbus, Northern Virginia, Dallas-Ft. Worth and Minneapolis-St. Paul, both with the opportunities for us to continue with organic growth on the top line, with continuing opportunities for tuck-in acquisitions within these four markets.

And we certainly see the opportunity for us to continue to grow the clusters outside of the four with acquisitions such as Columbus. We are very excited about the editorial platform of being extremely local, with hyper-local news, in covering each one of the communities like no one else. And we see the opportunities with a stable circulation base and high penetration to the most affluent zip codes in the United States that it is a compelling story to continue to take to advertisers.

So I'd like to thank everyone today for joining us and the opportunity to talk about our Q2 results and to talk about our business going forward.

Operator

 This concludes today's teleconference. You may now disconnect.